Exhibit 3.6

Execution Version

AMENDMENT NO. 2

TO

AMENDED AND RESTATED OPERATING AGREEMENT
OF

ALLIANCE COAL, LLC

This Amendment No. 2 (the “Amendment”) to the Amended and Restated Operating Agreement of Alliance Coal, LLC, a Delaware limited liability company (the “Company”), dated effective as of August 20, 1999, as amended by Amendment No. 1, dated as of July 26, 2007 (as amended hereby, the “Operating Agreement”), is entered into and executed by MGP II, LLC, a Delaware limited liability company (“MGP II”), effective this 31st day of May 2018. Terms used but not defined herein shall have the meanings set forth in the Operating Agreement

RECITALS

WHEREAS, MGP II is the Managing Member of the Company;

WHEREAS, pursuant to Section 14.1(b) of the Operating Agreement, the Operating Agreement may be amended to reflect the admission of a Member solely by the Managing Member; and

WHEREAS, MGP II wishes to amend the Operating Agreement to reflect the admission of MGP II as the Managing Member of the Company.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, MGP II hereby agrees as follows:

1.              Amendment to the Definition of “Managing Member”. The definition of “Managing Member” as set forth in Section 1.1 to the Operating Agreement is hereby amended and restated in its entirety as follows:

““Managing Member” means MGP II, LLC and its predecessors, successors and permitted assigns as managing member of the Company.”

2.              Amendment to Section 4.2 of the Operating Agreement. Section 4.2 of the Operating Agreement is hereby amended and restated in its entirety as follows:

“Section 4.2                             Transfer of Managing Member’s Membership Interest.

(a)                                 Subject to Section 4.2(b) below, the Managing Member may transfer all or any part of its interest as the general partner of the MLP without the approval of any Member or Assignee.

(b)                                 Notwithstanding anything herein to the contrary, no transfer by the Managing Member of all or any part of its interest as a general partner of the MLP to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Managing Member under this Agreement and to be bound by the provisions of this

Agreement and (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of the limited liability of any Member or of the limited partners of the MLP or the OLP or cause the Company, the MLP or the OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such). In the case of a transfer pursuant to and in compliance with this Section 4.2, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 11.4, be admitted to the Company as Managing Member immediately prior to the transfer of the Membership Interest, and the business of the Company shall continue without dissolution.”

3.              Ratification. MGP II hereby ratifies and confirms in all respects all actions heretofore taken by the Board of Directors consistent with the Operating Agreement, as amended by this Amendment, including, without limitation, actions taken by the Board of Directors either by unanimous written consent or by the vote of a majority of the Board of Directors at any meeting at which a quorum was present.

4.              No Other Changes. Other than as set forth herein, all of the other terms and provisions of the Operating Agreement shall remain in full force and effect.

5.              Defined Terms; Headings; Counterparts. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Operating Agreement. The headings contained in this Amendment are inserted for convenience only and shall not be used to interpret the terms hereof.

6.              Governing Law. This Amendment shall be governed by, and construed under, the internal laws of the State of Delaware, without regard to principles of conflicts of laws, with all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, MGP II has executed this Amendment on the date first written above.

MGP II, LLC

By:	Alliance Holdings GP, L.P.

By:	Alliance GP, LLC,
its general partner

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE TO AMENDMENT NO. 2 TO

AMENDED AND RESTATED OPERATING AGREEMENT OF

ALLIANCE COAL, LLC